EXHIBIT 21
Matrix Service Company
Subsidiaries

Matrix Service Inc., an Oklahoma corporation
Matrix Service Inc. Canada, an Ontario, Canada corporation
Matrix Service Canada ULC, an Alberta, Canada unlimited liability corporation
Matrix SME, Inc., an Oklahoma corporation
Matrix SME Canada, Inc., a Delaware corporation
Matrix SME Canada ULC, a Nova Scotia, Canada unlimited liability corporation
Matrix PDM Engineering, Inc., a Delaware corporation
Matrix PDM, LLC, an Oklahoma limited liability corporation
Mobile Aquatic Solutions, Inc., an Oklahoma corporation